Exhibit 4.44

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of April 18, 2019, among Navios Maritime Holdings Inc., a Marshall Islands corporation, (the “Company”) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Indenture (as defined below).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented, the “Indenture”), dated as of March 21, 2019, providing for the issuance of 9.75% Senior Notes due 2024 (the “Notes”);

WHEREAS, pursuant to Section 2.18 of the Indenture, the Company may issue Additional Notes having the same terms as the Notes issued on the Issue Date in accordance with the terms of the Indenture;

WHEREAS, Sections 9.01(1) and 9.01(7) of the Indenture provides, among other things, that the Company and the Trustee, as applicable, may amend, waive, supplement or otherwise modify the Indenture and the Notes or any other agreement or instruction entered into in connection with the Indenture without notice to or consent of any Holder to provide for the issuance of Additional Notes in accordance with the terms of the Indenture and to cure any ambiguity, omission, mistake, defect or inconsistency;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are each authorized to execute and deliver this First Supplemental Indenture; and

WHEREAS, all acts and conditions prescribed by the Indenture of the Company and the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company and the Trustee, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    ADDITIONAL NOTES. On or after the date hereof, the Company shall issue $3,878,975.00 in aggregate principal amount of Additional Notes, which shall be considered Notes for all purposes under the Indenture and shall be treated as a single class with the Notes issued on the Issue Date. The Additional Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A to the Indenture. Interest on the Additional Notes issued hereunder shall accrue from April 18, 2019 and the first Interest Payment Date shall be October 15, 2019.

3.    CLARIFYING AMENDMENTS TO INDENTURE. The first sentence of the fourth paragraph of Section 2.02 of the Indenture shall be amended as follows (additions in Blue; deletions in ~~Red~~): “The Trustee shall authenticate (i) on the Issue Date, Notes for original issue in the aggregate principal amount not to exceed $4,747,100 ~~million~~ and (ii) any Additional Notes issued under Section 2.18, upon written order of the Issuer in the form of a certificate of an Officer of the Issuer (an “Authentication Order”).”

4.    EFFECTIVENESS OF SUPPLEMENTAL INDENTURE. This First Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company and the Trustee.

5.    RATIFICATION. Except as expressly amended by this First Supplemental Indenture, each provision of the Indenture shall remain in full force and effect, and the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

6.    GOVERNING LAW. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.    COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of and makes no representations as to the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

NAVIOS MARITIME HOLDINGS INC., as the Issuer
By:	/s/ Vasiliki Papaefthymiou
	Name:	Vasiliki Papaefthymiou
	Title:	Executive Vice President - Legal and Director

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jane Y. Schweiger
	Name:	Jane Y. Schweiger
	Title:	Vice President

[Signature Page to First Supplemental Indenture]